PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Income from continuing operations	$23,559	$23,313	$72,703	$66,821
Interest expense	875	875	2,586	2,686

Earnings from continuing operations available to cover fixed charges	$24,434	$24,188	$75,289	$69,507

Fixed charges (1)	$875	$875	$2,586	$2,686
Preferred stock dividends	10,080	11,156	33,958	6,285
Preferred partnership distributions	984	1,382	4,118	(3,951)

Combined fixed charges and preferred distributions	$11,939	$13,413	$40,662	$5,020

Ratio of earnings from continuing operations to fixed charges	27.9	27.6	29.1	25.9

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	2.0	1.8	1.9	13.8

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
Income from continuing operations	$92,021	$84,750	$81,112	$78,504	$75,617
Interest expense	3,552	3,952	4,130	2,575	1,330

Earnings from continuing operations available to cover fixed charges	$95,573	$88,702	$85,242	$81,079	$76,947

Fixed charges (1)	$3,552	$3,952	$4,130	$2,575	$1,330
Preferred stock dividends	17,440	46,630	50,937	47,933	43,011
Preferred partnership distributions	(2,569)	7,007	6,854	11,155	10,651

Combined fixed charges and preferred distributions	$18,423	$57,589	$61,921	$61,663	$54,992

Ratio of earnings from continuing operations to fixed charges	26.9	22.4	20.6	31.5	57.9

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	5.2	1.5	1.4	1.3	1.4

(1)	Fixed charges include interest expense.

PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
FFO	$33,695	$31,476	$92,717	$130,371
Interest expense	875	875	2,586	2,686
Net income allocable to noncontrolling interests — preferred units	984	1,382	4,118	(3,951)
Preferred stock dividends	10,080	11,156	33,958	6,285

FFO available to cover fixed charges	$45,634	$44,889	$133,379	$135,391

Fixed charges (1)	$875	$875	$2,586	$2,686
Preferred stock dividends (2)	10,080	11,156	32,104	33,507
Preferred partnership distributions (2)	984	1,382	3,536	4,466

Combined fixed charges and preferred distributions paid	$11,939	$13,413	$38,226	$40,659

Ratio of adjusted FFO to fixed charges	52.2	51.3	51.6	50.4

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.8	3.3	3.5	3.3

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
FFO	$163,074	$131,558	$122,405	$106,235	$102,608
Interest expense	3,552	3,952	4,130	2,575	1,330
Net income allocable to noncontrolling interests — preferred units	(2,569)	7,007	6,854	11,155	10,651
Preferred stock dividends	17,440	46,630	50,937	47,933	43,011

FFO available to cover fixed charges	$181,497	$189,147	$184,326	$167,898	$157,600

Fixed charges (1)	$3,552	$3,952	$4,130	$2,575	$1,330
Preferred stock dividends (2)	44,662	50,858	50,937	44,553	43,011
Preferred partnership distributions (2)	5,848	7,007	6,854	9,789	10,350

Combined fixed charges and preferred distributions paid	$54,062	$61,817	$61,921	$56,917	$54,691

Ratio of adjusted FFO to fixed charges	51.1	47.9	44.6	65.2	118.5

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.4	3.1	3.0	2.9	2.9

(1)	Fixed charges include interest expense.

(2)	Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.